Exhibit 99.1

ANGI INC. REPORTS Q3 2023

Q3 operating loss improves 9% to $10 million

Q3 Adjusted EBITDA improves 13% to $26 million

DENVER—November 7, 2023—Angi Inc. (NASDAQ: ANGI) released its third quarter results today. A letter to IAC shareholders from Angi Inc. Chairman and CEO and IAC CEO Joey Levin is available on the Investor Relations section of IAC’s website at ir.iac.com.

ANGI INC. SUMMARY RESULTS
($ in millions except per share amounts)
	Q3 2023	Q3 2022	Growth
Revenue	$371.8	$498.0	-25%
Pro Forma Net Revenue	371.8	433.3	-14%
Gross profit	343.1	389.0	-12%
Operating loss	(10.1)	(11.1)	9%
Net loss	(5.4)	(17.5)	69%
Diluted loss per share	(0.01)	(0.03)	70%
Adjusted EBITDA	25.9	22.9	13%

See reconciliations of GAAP to non-GAAP measures beginning on page 10.

Q3 2023 HIGHLIGHTS

•	Revenue was $372 million, reflecting the impact of the change to net revenue recognition for Services, which took effect January 1, 2023. On a pro forma net basis, revenue decreased 14% in Q3 2023 reflecting declines across the Domestic business, partially offset by 25% International growth.

•	Operating loss decreased 9% to $10 million and Adjusted EBITDA increased 13% to $26 million.

o	Roofing operating loss and Adjusted EBITDA loss of $2 million (both improving $6 million year-over-year).

o	Services operating loss decreased 64% to $4 million and Adjusted EBITDA improved $5 million to a $4 million profit.

o	Ads and Leads operating income decreased 64% to $8 million and Adjusted EBITDA decreased 26% to $32 million.

•	There were 202,000 Transacting Service Professionals and 7.4 million Monetized Transactions in Q3 2023 (nearly 28 million for the trailing twelve months).

•	On November 1, 2023, Angi Inc. completed the sale of Total Home Roofing, LLC to a non-public third party. The historical results of the Roofing segment will be treated as a discontinued operation as of the date of the closing of the sale.

•	For the nine months ended September 30, 2023, net cash provided by operating activities increased $77 million to $89 million. Free Cash Flow increased $137 million to positive $53 million due in part to $59 million lower capital expenditures.

•	For the full year 2023, Angi Inc. expects $60-$25 million of operating loss and $100-$110 million of Adjusted EBITDA.

•	Angi Inc. intends to put in place a share repurchase plan with the intent of utilizing the full 14.0 million shares remaining in its current authorization.

Revenue

($ in millions; rounding differences may occur)	Q3 2023	Q3 2022	Growth
Ads and Leads	$292.0	$345.5	-15%
Services	30.0	105.9	-72%
Roofing	21.4	26.0	-18%
Intersegment eliminations	(0.8)	(2.8)	72%
Total Domestic	$342.6	$474.6	-28%
International	29.3	23.4	25%
Total	$371.8	$498.0	-25%
Pro Forma Services Net Revenue	$30.0	$41.1	-27%
Total Pro Forma Angi Inc. Net Revenue	$371.8	$433.3	-14%

•	Revenue was $371.8 million, down 25% year-over-year, reflecting the change to net revenue recognition for Services, which took effect January 1, 2023. On a pro forma basis, revenue decreased 14% reflecting:

o	Ads and Leads revenue decreasing 15% due to lower service requests driven by ongoing user-experience enhancements, homeowner and service professional acquisition optimizations and macro headwinds

o	Services revenue decreasing 27% due to exiting complex services at the end of 2022, margin-optimization initiatives and lower service requests

o	Roofing revenue decreasing 18% due to lower demand and exiting certain markets over the past year

o	International revenue increasing 25% driven primarily by a larger service professional network and higher revenue-per-service-professional

Operating income (Loss) and Adjusted EBITDA

($ in millions; rounding differences may occur)	Q3 2023	Q3 2022	Growth
Operating income (loss)
Ads and Leads	$8.1	$22.8	-64%
Services	(3.9)	(10.8)	64%
Roofing	(2.2)	(8.5)	74%
Corporate	(14.9)	(15.5)	4%
Total Domestic	$(12.9)	$(12.1)	-6%
International	2.8	1.1	162%
Total	$(10.1)	$(11.1)	9%
Adjusted EBITDA
Ads and Leads	$32.2	$43.3	-26%
Services	3.5	(1.9)	NM
Roofing	(2.0)	(7.9)	75%
Corporate	(11.9)	(12.5)	5%
Total Domestic	$21.8	$21.0	4%
International	4.0	1.9	113%
Total	$25.9	$22.9	13%

•	Operating loss decreased 9% to $10.1 million and Adjusted EBITDA improved 13% to $25.9 million driven by:

o	Services operating loss decreased 64% to $3.9 million reflecting:

▪	Adjusted EBITDA increasing $5.5 million to earnings of $3.5 million due primarily to lower sales and marketing as a result of improved unit economics and exiting complex services

▪	Lower stock-based compensation expense as a result of exiting complex services

▪	Higher depreciation due to investments in capitalized software in the prior year

o	International operating income increased $1.7 million to $2.8 million and Adjusted EBITDA increased $2.1 million to $4.0 million due primarily to a 25% increase in revenue and operating expense leverage across all expense categories

o	Roofing operating loss decreased 74% to $2.2 million and Adjusted EBITDA loss decreased 75% to $2.0 million due primarily to:

▪	Lower and more efficient marketing spend

▪	Lower general and administrative expense due to lower headcount primarily driven by exiting certain markets

o	Ads and Leads operating income decreased 64% to $8.1 million reflecting:

▪	Adjusted EBITDA decreasing 26% to $32.2 million reflecting:

•	15% lower revenue

•	Higher selling and marketing expense as a percentage of revenue due to a higher concentration mix of paid versus organic traffic channels

•	Lower general and administrative expense due to lower compensation costs, bad debt and other operating expenses

▪	Higher depreciation due to investments in capitalized software in the prior year

Income Taxes

The Company recorded an income tax benefit of $6.0 million in Q3 2023 for an effective tax rate of 53%, which is higher than the statutory rate due primarily to an adjustment to the forecasted annual effective tax rate. The Company recorded an income tax benefit of $0.9 million in Q3 2022 for an effective tax rate of 5%, lower than the statutory rate due primarily to lower realized tax benefits related to the vesting of stock-based awards and state taxes.

Operating Metrics

	Q3 2023	Q3 2022	Growth
Service Requests (in thousands)	6,065	7,901	-23%
Monetized Transactions (in thousands)	7,355	7,779	-5%
Transacting Service Professionals (in thousands)	202	245	-17%

Free Cash Flow

For the nine months ended September 30, 2023, net cash provided by operating activities was $88.8 million, a $77.4 million increase year-over-year. Free Cash Flow increased $136.9 million to $52.7 million due primarily to $59.4 million lower capital expenditures, favorable working capital and higher Adjusted EBITDA.

	Nine Months Ended September 30,
($ in millions; rounding differences may occur)	2023	2022
Net cash provided by operating activities	$88.8	$11.4
Capital expenditures	(36.1)	(95.5)
Free Cash Flow	$52.7	$(84.2)

LIQUIDITY AND CAPITAL RESOURCES

As of September 30, 2023:

•	Angi Inc. had 506.8 million Class A and Class B common shares outstanding.

•	IAC’s economic interest in Angi Inc. was 83.8% and IAC’s voting interest in Angi Inc. was 98.1%.

•	Angi Inc. had $367 million in cash and cash equivalents and $500 million of debt (due August 15, 2028), which was held at ANGI Group, LLC (a subsidiary of Angi Inc.).

Angi Inc. had 14.0 million shares remaining in its stock repurchase authorization, pursuant to which share repurchases can be made over an indefinite period of time in the open market and in privately negotiated transactions, depending on those factors management deems relevant at any particular time, including, without limitation, market conditions, share price and future outlook.

As of the date of this release, Angi Inc. intends to put in place a share repurchase plan with the intent of utilizing the full 14.0 million shares remaining in its stock repurchase authorization. The plan will be subject to price and volume limitations.

CONFERENCE CALL

IAC and Angi Inc. will host a conference call to answer questions regarding their third quarter results on Wednesday, November 8, 2023, at 8:30 a.m. Eastern Time. This conference call will include the disclosure of certain information, including forward-looking information, which may be material to an investor’s understanding of IAC’s and Angi Inc.’s businesses. The conference call will be open to the public at ir.angi.com and ir.iac.com.

DILUTIVE SECURITIES

Angi Inc. has various dilutive securities. The table below details these securities as well as potential dilution at various stock prices (shares in millions; rounding differences may occur).

		Avg.
		Exercise	As of
	Shares	Price	11/3/23	Dilution at:
Share Price			$1.67	$2.00	$3.00	$4.00	$5.00

Absolute Shares as of 11/3/2023	507.2		507.2	507.2	507.2	507.2	507.2

SARs	0.4	$3.11	0.0	0.0	0.0	0.0	0.1
Options	0.5	$11.73	0.0	0.0	0.0	0.0	0.0
RSUs and subsidiary denominated equity awards	26.0		7.1	7.0	6.9	6.8	6.7
Total Dilution			7.1	7.0	6.9	6.8	6.8
% Dilution			1.4%	1.4%	1.4%	1.3%	1.3%
Total Diluted Shares Outstanding			514.3	514.2	514.1	514.0	514.0

The dilutive securities presentation is calculated using the method and assumptions described below, which are different from those used for GAAP dilution, which is calculated based on the treasury stock method.

The Company currently settles all equity awards on a net basis; therefore, the dilutive effect is presented as the net number of shares expected to be issued upon exercise or vesting, and in the case of options, assuming no proceeds are received by the Company. Any required withholding taxes are paid in cash by the Company on behalf of the employees assuming a withholding tax rate of 50%. In addition, the estimated income tax benefit from the tax deduction received upon the exercise or vesting of these awards is assumed to be used to repurchase Angi Inc. shares. Assuming all awards were exercised or vested on November 3, 2023, withholding taxes paid by the Company on behalf of the employees upon net settlement would have been $20.4 million, assuming a stock price of $1.67 and a 50% withholding rate. The table above assumes no change in the fair value estimate of the non-publicly traded subsidiary denominated equity awards from the values used at September 30, 2023. The number of shares ultimately needed to settle these awards and the cash withholding tax obligation may vary significantly as a result of the determination of the fair value of the relevant subsidiary. In addition, the number of shares required to settle these awards will be impacted by movement in the stock price of ANGI.

GAAP FINANCIAL STATEMENTS

ANGI INC. CONSOLIDATED STATEMENT OF OPERATIONS

($ in thousands except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenue	$371,837	$498,036	$1,139,312	$1,449,977
Cost of revenue (exclusive of depreciation shown separately below)	28,737	109,057	102,440	335,826
Gross Profit	343,100	388,979	1,036,872	1,114,151
Operating costs and expenses:
Selling and marketing expense	204,006	234,397	621,628	711,357
General and administrative expense	102,476	128,260	301,979	357,541
Product development expense	21,497	15,816	72,358	54,629
Depreciation	22,596	17,759	70,210	45,112
Amortization of intangibles	2,633	3,805	7,958	11,413
Total operating costs and expenses	353,208	400,037	1,074,133	1,180,052
Operating loss	(10,108)	(11,058)	(37,261)	(65,901)
Interest expense	(5,037)	(5,030)	(15,100)	(15,078)
Other income (expense), net	3,891	(2,296)	12,890	(4,437)
Loss before income taxes	(11,254)	(18,384)	(39,471)	(85,416)
Income tax benefit	5,967	945	4,705	10,693
Net loss	(5,287)	(17,439)	(34,766)	(74,723)
Net earnings attributable to noncontrolling interests	(69)	(40)	(614)	(379)
Net loss attributable to Angi Inc. shareholders	$(5,356)	$(17,479)	$(35,380)	$(75,102)

Per share information attributable to Angi Inc. shareholders:
Basic loss per share	$(0.01)	$(0.03)	$(0.07)	$(0.15)
Diluted loss per share	$(0.01)	$(0.03)	$(0.07)	$(0.15)

Stock-based compensation expense by function:
Selling and marketing expense	$1,822	$1,544	$4,586	$4,674
General and administrative expense	6,906	8,755	22,040	27,052
Product development expense	2,013	2,077	7,122	7,052
Total stock-based compensation expense	$10,741	$12,376	$33,748	$38,778

ANGI INC. CONSOLIDATED BALANCE SHEET
($ in thousands)

	September 30,	December 31,
	2023	2022
ASSETS
Cash and cash equivalents	$366,825	$321,155
Accounts receivable, net	77,269	93,880
Other current assets	71,702	69,167
Total current assets	515,796	484,202

Capitalized software, leasehold improvements and equipment, net	121,244	153,855
Goodwill	883,468	882,949
Intangible assets, net	170,263	178,105
Deferred income taxes	158,495	145,460
Other non-current assets, net	56,493	63,207
TOTAL ASSETS	$1,905,759	$1,907,778

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES:
Accounts payable	$52,790	$30,862
Deferred revenue	55,162	50,907
Accrued expenses and other current liabilities	195,765	200,015
Total current liabilities	303,717	281,784

Long-term debt, net	495,853	495,284
Deferred income taxes	2,923	2,906
Other long-term liabilities	57,989	76,426

Commitments and contingencies

SHAREHOLDERS' EQUITY:
Class A common stock	106	103
Class B common stock	422	422
Class C common stock	-	-
Additional paid-in capital	1,437,141	1,405,294
Accumulated deficit	(225,459)	(190,079)
Accumulated other comprehensive income (loss)	(937)	(1,172)
Treasury stock	(169,581)	(166,184)
Total Angi Inc. shareholders' equity	1,041,692	1,048,384
Noncontrolling interests	3,585	2,994
Total shareholders' equity	1,045,277	1,051,378
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,905,759	$1,907,778

ANGI INC. CONSOLIDATED STATEMENT OF CASH FLOWS
($ in thousands)

	Nine Months Ended September 30,
	2023	2022
Cash flows from operating activities:
Net loss	$(34,766)	$(74,723)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	70,210	45,112
Provision for credit losses	67,288	82,216
Stock-based compensation expense	33,748	38,778
Non-cash lease expense (including impairment of right-of-use assets)	9,571	11,535
Amortization of intangibles	7,958	11,413
Deferred income taxes	(13,015)	(13,950)
Foreign currency transaction (gain) loss	(510)	6,520
Other adjustments, net	(100)	(192)
Changes in assets and liabilities, net of effects of acquisitions and dispositions:
Accounts receivable	(50,669)	(102,411)
Other assets	(6,068)	(10,014)
Accounts payable and other liabilities	13,450	26,692
Operating lease liabilities	(17,375)	(13,229)
Income taxes payable and receivable	4,856	2,014
Deferred revenue	4,220	1,597
Net cash provided by operating activities	88,798	11,358
Cash flows from investing activities:
Capital expenditures	(36,105)	(95,521)
Purchases of marketable debt securities	(12,362)	-
Proceeds from maturities of marketable debt securities	12,500	-
Proceeds from sales of fixed assets	336	224
Net cash used in investing activities	(35,631)	(95,297)
Cash flows from financing activities:
Purchases of treasury stock	(3,397)	(8,144)
Withholding taxes paid on behalf of employees on net settled stock-based awards	(4,780)	(5,587)
Other, net	(57)	-
Net cash used in financing activities	(8,234)	(13,731)
Total cash provided (used)	44,933	(97,670)
Effect of exchange rate changes on cash and cash equivalents and restricted cash	127	(2,079)
Net increase (decrease) in cash and cash equivalents and restricted cash	45,060	(99,749)
Cash and cash equivalents and restricted cash at beginning of period	322,136	429,485
Cash and cash equivalents and restricted cash at end of period	$367,196	$329,736

RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES

($ in millions; rounding differences may occur)

RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED EBITDA

	For the three months ended September 30, 2023
	Operating income (loss)	Stock-based compensation expense	Depreciation	Amortization of intangibles	Adjusted EBITDA
Ads and Leads	$8.1	$6.1	$15.4	$2.6	$32.2
Services	(3.9)	1.1	6.3	-	3.5
Roofing	(2.2)	0.2	0.1	-	(2.0)
Corporate	(14.9)	2.9	-	-	(11.9)
Total Domestic	(12.9)	10.3	21.8	2.6	21.8
International	2.8	0.5	0.8	-	4.0
Total	$(10.1)	$10.7	$22.6	$2.6	$25.9

	For the three months ended September 30, 2022
	Operating income (loss)	Stock-based compensation expense	Depreciation	Amortization of intangibles	Adjusted EBITDA
Ads and Leads	$22.8	$5.0	$12.9	$2.7	$43.3
Services	(10.8)	4.0	3.8	1.0	(1.9)
Roofing	(8.5)	0.2	0.3	0.2	(7.9)
Corporate	(15.5)	3.0	-	-	(12.5)
Total Domestic	(12.1)	12.2	17.1	3.8	21.0
International	1.1	0.2	0.7	-	1.9
Total	$(11.1)	$12.4	$17.8	$3.8	$22.9

	For the nine months ended September 30, 2023
	Operating income (loss)	Stock-based compensation expense	Depreciation	Amortization of intangibles	Adjusted EBITDA
Ads and Leads	$26.4	$16.9	$49.0	$8.0	$100.2
Services	(21.5)	6.5	18.1	-	3.1
Roofing	(3.1)	0.2	0.5	-	(2.5)
Corporate	(46.4)	9.0	-	-	(37.4)
Total Domestic	(44.6)	32.5	67.6	8.0	63.4
International	7.4	1.2	2.6	-	11.2
Total	$(37.3)	$33.7	$70.2	$8.0	$74.7

	For the nine months ended September 30, 2022
	Operating income (loss)	Stock-based compensation expense	Depreciation	Amortization of intangibles	Adjusted EBITDA
Ads and Leads	$61.5	$15.3	$35.0	$8.0	$119.8
Services	(57.6)	13.1	7.2	2.9	(34.4)
Roofing	(18.5)	1.4	0.6	0.5	(16.0)
Corporate	(46.7)	8.6	-	-	(38.1)
Total Domestic	(61.2)	38.3	42.8	11.4	31.3
International	(4.7)	0.4	2.3	-	(1.9)
Total	$(65.9)	$38.8	$45.1	$11.4	$29.4

RECONCILIATION OF FY 2023 OPERATING LOSS TO ADJUSTED EBITDA OUTLOOK (a)

FY 2023
($ in millions)	Outlook
Operating loss	($60-$25)
Amortization of intangibles	10-5
Depreciation	100-90
Stock-based compensation expense	50-40
Adjusted EBITDA	$100-$110

(a) Reflects the sale the sale of Total Home Roofing, LLC on November 1, 2023 to a non-public third party. The historical results of the Roofing segment will be treated as a discontinued operation as of the date of the closing of the sale.

RECONCILIATION OF REPORTED REVENUE TO PRO FORMA NET REVENUE

	Three months ended
	September 30,	September 30,
	2023	2022
Services
Reported Revenue	$30.0	$105.9
Adjustment	-	(64.8)
Pro Forma Services Net Revenue	$30.0	$41.1

Total Angi Inc.
Reported Revenue	$371.8	$498.0
Services Adjustment	-	(64.8)
Pro Forma Angi Inc. Net Revenue	$371.8	$433.3

ANGI INC. PRINCIPLES OF FINANCIAL REPORTING

Angi Inc. reports Pro Forma Net Revenue, Adjusted EBITDA and Free Cash Flow, which are supplemental measures to U.S. generally accepted accounting principles (“GAAP”). These are among the primary metrics by which we evaluate the performance of our businesses and on which our internal budgets are based and may impact management compensation. We believe that investors should have access to, and we are obligated to provide, the same set of tools that we use in analyzing our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP but should not be considered a substitute for or superior to GAAP results. Angi Inc. endeavors to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. We encourage investors to examine the reconciling adjustments between the GAAP and non-GAAP measures, which are included in this release. Interim results are not necessarily indicative of the results that may be expected for a full year.

Definitions of Non-GAAP Measures

Pro Forma Net Revenue reflects the revenue for Services jobs on a net basis for all periods presented for the Services segment and on a consolidated basis. Angi Inc. modified the Services terms and conditions so that the service professional, rather than Angi Inc., has the contractual relationship with the consumer to deliver the service and Angi Inc.'s performance obligation to the consumer is to connect them with the service professional. This change in contractual terms requires revenue to be reported as the net amount of what is received from the consumer after deducting the amounts owed to the service professional providing the service effective for all arrangements entered into after December 31, 2022. We believe Pro Forma Net Revenue is useful for analysts and investors because it can enhance the comparability of revenue trends between periods, and we use it for that purpose internally.

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) is defined as operating income excluding: (1) stock-based compensation expense; (2) depreciation; and (3) acquisition-related items consisting of amortization of intangible assets and impairments of goodwill and intangible assets, if applicable. We believe this measure is useful for analysts and investors as this measure allows a more meaningful comparison between our performance and that of our competitors. Adjusted EBITDA has certain limitations because it excludes the impact of these expenses.

Free Cash Flow is defined as net cash provided by operating activities, less capital expenditures. We believe Free Cash Flow is useful to analysts and investors because it represents the cash that our operating businesses generate, before taking into account non-operational cash movements. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures. For example, it does not take into account mandatory debt service requirements. Therefore, we think it is important to evaluate Free Cash Flow along with our consolidated statement of cash flows.

Non-Cash Expenses That Are Excluded from Adjusted EBITDA

Stock-based compensation expense consists of expense associated with the grants, including unvested grants assumed in acquisitions, of stock appreciation rights (SARs), restricted stock units (RSUs), stock options and performance-based RSUs and market-based awards. These expenses are not paid in cash, and we view the economic costs of stock-based awards to be the dilution to our share base; we also include the related shares in our fully diluted shares outstanding for GAAP earnings per share using the treasury stock method. Performance-based RSUs and market-based awards are included only to the extent the applicable performance or market condition(s) have been met (assuming the end of the reporting period is the end of the contingency period). The Company is currently settling all stock-based awards on a net basis and remits the required tax-withholding amounts from its current funds.

Please see page 6 for a summary of our dilutive securities as of November 3, 2023, and a description of the calculation methodology.

Depreciation is a non-cash expense relating to our capitalized software, leasehold improvements and equipment and is computed using the straight-line method to allocate the cost of depreciable assets to operations over their estimated useful lives, or, in the case of leasehold improvements, the lease term, if shorter.

Amortization of intangible assets and impairments of goodwill and intangible assets are non-cash expenses related primarily to acquisitions. At the time of an acquisition, the identifiable definite-lived intangible assets of the acquired company, such as service professional relationships, technology and trade names, are valued and amortized over their estimated lives. Value is also assigned to acquired indefinite-lived intangible assets, which comprise trade names and trademarks, and goodwill that are not subject to amortization. An impairment is recorded when the carrying value of an intangible asset or goodwill exceeds its fair value. We believe that intangible assets represent costs incurred by the acquired company to build value prior to acquisition and the related amortization and impairments of intangible assets or goodwill, if applicable, are not ongoing costs of doing business.

Metric Definitions

Ads and Leads Revenue - Reflects domestic consumer connection revenue for consumer matches, revenue from service professionals under contract for advertising and membership subscription revenue from service professionals and consumers.

Services Revenue – Reflects domestic revenue from pre-priced offerings by which the consumer requests services through a Company platform and the Company connects them with a service professional to perform the service.

Roofing Revenue – Reflects revenue from the roof replacement business offering by which the consumer purchases services directly from the Company and the Company engages a service professional to perform the service.

International Revenue – Reflects revenue generated within the International segment (consisting of businesses in Europe and Canada), including consumer connection revenue for consumer matches and membership subscription revenue from service professionals and consumers.

Corporate – Reflects costs for corporate initiatives, shared costs, such as executive and public company costs, and other expenses not allocated to the operating segments.

Pro Forma Net Revenue – From January 1, 2020 through December 31, 2022, Services recorded revenue on a gross basis. Effective January 1, 2023, we modified the Services terms and conditions so that the service professional, rather than Angi Inc., has the contractual relationship with the consumer to deliver the service and our performance obligation to the consumer is to connect them with the service professional. This change in contractual terms requires revenue to be reported as the net amount of what is received from the consumer after deducting the amounts owed to the service professional providing the service effective for all arrangements entered into after December 31, 2022. There is no impact to operating (loss) income or Adjusted EBITDA from the change in revenue recognition.

(a) Pro Forma Services Net Revenue – Reflects Services revenue on a net basis for all periods presented.

(b) Pro Forma Angi Inc. Net Revenue – Reflects Services revenue on a net basis for all periods presented and as reported revenue for the other segments, none of which had changes to their revenue recognition reporting.

Metrics

Service Requests - Reflect (i) fully completed and submitted domestic service requests for connections with Ads and Leads service professionals, (ii) contacts to Ads and Leads service professionals generated via the service professional directory from unique users in unique categories (such that multiple contacts from the same user in the same category in the same day are counted as one Service Request) and (iii) requests to book Services jobs in the period.

Monetized Transactions – Reflects (i) Service Requests that are matched to a paying Ads and Leads service professional in the period and (ii) completed and in-process Services jobs in the period; a single Service Request can result in multiple monetized transactions.

Transacting Service Professionals – The number of (i) Ads and Leads service professionals that paid for consumer matches or advertising and (ii) Services service professionals that performed a Services job, during the most recent quarter.

OTHER INFORMATION

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release and our conference call, which will be held at 8:30 a.m. Eastern Time on Wednesday, November 8, 2023, may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as "anticipates," "estimates," "expects," "plans" and "believes," among others, generally identify forward-looking statements. These forward-looking statements include, among others, statements relating to: the Company’s future financial performance, business prospects and strategy, anticipated trends and prospects in the home services industry and other similar matters. Actual results could differ materially from those contained in these forward-looking statements for a variety of reasons, including, among others: (i) the continued migration of the home services market online, (ii) our ability to market our various products and services in a successful and cost-effective manner, (iii) the continued display of links to websites offering our products and services in a prominent manner in search results, (iv) our ability to successfully implement our brand initiative and expand Services (our pre-priced offerings), while balancing the overall mix of service requests and directory services on Angi platforms, (v) our ability to establish and maintain relationships with quality and trustworthy service professionals, (vi) our continued ability to develop and monetize versions of our products and services for mobile and other digital devices, (vii) our ability to access, share and use personal data about consumers, (viii) our continued ability to communicate with consumers and service professionals via e-mail (or other sufficient means), (xix) any challenge to the contractor classification or employment status of our service professionals, (x) our ability to compete, (xi) adverse economic events or trends (particularly those that impact consumer confidence and spending behavior), (xii) our ability to build, maintain and/or enhance our various brands, (xiii) the adverse impact of COVID-19 and other similar outbreaks on our businesses, (xiv) our ability to protect our systems, technology and infrastructure from cyberattacks and to protect personal and confidential user information (including credit card information), as well as the impact of cyberattacks experienced by third parties, (xv) the occurrence of data security breaches and/or fraud, (xvi) increased liabilities and costs related to the processing, storage, use and disclosure of personal and confidential user information, (xvii) the integrity, quality, efficiency and scalability of our systems, technology and infrastructures (and those of third parties with whom we do business), (xviii) changes in key personnel, (xix) various risks related to our relationship with IAC, (xx) our ability to generate sufficient cash to service our indebtedness and (xxi) certain risks related to ownership of our Class A common stock. Certain of these and other risks and uncertainties are discussed in Angi Inc.’s filings with the Securities and Exchange Commission. Other unknown or unpredictable factors that could also adversely affect Angi Inc.’s business, financial condition and results of operations may arise from time to time. In light of these risks and uncertainties, these forward-looking statements may not prove to be accurate. Accordingly, you should not place undue reliance on these forward-looking statements, which only reflect the views of Angi Inc.’s management as of the date of this press release. Angi Inc. does not undertake to update these forward-looking statements.

About Angi Inc.

Angi (NASDAQ: ANGI) helps homeowners get home projects done well and helps home service professionals grow their business. We started in 1995 with a simple goal to help people find skilled home pros in their area. Now more than 25 years later, we've evolved to help people with everything from finding, booking and hiring a skilled pro, to researching costs, finding inspiration and discovering project possibilities. With an extensive nationwide network of more than 200,000 skilled home pros, Angi has helped more than 150 million people maintain, repair, renovate and improve their homes and has helped hundreds of thousands of small local businesses grow.

Contact Us

IAC/Angi Inc. Investor Relations

Mark Schneider

(212) 314-7400

Angi Inc. Corporate Communications

Mallory Micetich

(303) 963-8352

IAC Corporate Communications

Valerie Combs

(212) 314-7251

Angi Inc.

3601 Walnut Street, Denver, CO 80205 (303) 963-7200 http://www.angi.com